UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 5, 2008

BEKEM METALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	000-50218	87-0669131
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

170 Tchaikovsky Street, 4th Floor, Almaty, Kazakhstan
(Address of principal executive offices)

050000
(Zip code)

+7 (3272) 582 386
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related

Audit Report or Completed Interim Review.

In response to comments raised by the staff of the Securities and Exchange Commission (“SEC”) concerning the presentation of the financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 and our Quarterly Reports on Form 10-Q for the quarter ended September 30, 2007 and based upon comments issued by the SEC, coupled with our own internal investigation and discussions with our independent registered public accounting firm, we concluded on February 5, 2008, that the audited consolidated financial statements included in our Annual Reports for the years ended December 31, 2006 and 2005, the unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007 and the unaudited consolidated financial statements included in our Quarterly Reports on Form 10-QSB for the periods ended March 31, 2006, June 30, 2006 and September 30, 2006, (collectively referred to herein as the “Financial Statements”), require restatement to correct the reporting of mining transactions to be consistent with SEC Industry Guide 7, Description of Property by Issuers Engaged or to Be Engaged in Significant Mining Operations.

The Financial Statements present the Company as a “production stage” company. Because the licenses we held to the Kempirsai and Mamyt deposits were production licenses that required us to extract certain quantities of nickel, cobalt and brown coal in order to retain those licenses combined with the history of commercial production of the deposits during the 1980s and 1990s we had considered ourselves to be in production stage. SEC Industry Guide 7 defines a production stage company as one that has reserves that are proven or probable as evidenced by a reserve report. While we have historical reserve reports prepared during the Soviet era, we do not believe those reserve reports meet the standards established by the SEC. Therefore under Industry Guide 7 we would be considered an “exploration stage” company not a production stage company.

To present the Company as an exploration stage company, we will restate the Financial Statements to add a column disclosing transactions from “inception to date” to the statements of operations and statements of cash flows. We will also revise the Financial Statements to: i) expense rather than capitalize stripping costs; ii) reclassify revenues and costs of products sold to offset certain direct mining expenses which are included in exploratory costs; and iii) reclassify depreciation and amortization expenses as exploratory costs. Also, other income (expense) as originally filed included disposals of inventory, which were reclassified as exploratory costs and revenue from services will be reclassified as other income.

In addition, the reporting of deferred compensation costs will be corrected to properly allocate the costs to the appropriate years. The change in the deferred compensation, as well as the changes to the net loss, caused our deferred tax liabilities to decrease. Also, the number of weighted-average shares outstanding at December 31, 2006 will be corrected.

The effects of the restatement on the audited consolidated financial statements for the fiscal years ended December 31, 2006 and 2005 are as follows:

We will provide similar information regarding the effects of the restatement on the unaudited consolidated financial statements for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007 by amendment to this Current Report on Form 8-K as soon as practicable.

Because of the restatement, the Financial Statements should no longer be relied upon.

We expect to restate the Financial Statements by the filing of Form 10-KSB/A and Form 10-Q/A amendments for the year ended December 31, 2006 and the periods ended March 31, 2007, June 30, 2007 and September 30, 2007 with the SEC as soon as practicable. The restatements will provide further detail of the changes in presentation included in the restated financial statements. We expect that the restatements will relate to the disclosure of the changes in presentation to reflect the Company as an exploration stage company as required by Industry Guide 7, reclassification of inventory disposal as other income, the allocation of deferred compensation costs to the appropriate years, the adjustment of deferred tax liabilities as a result of the other changes, and the correction of the number of weighted-average shares outstanding at December 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BEKEM METALS, INC.

Date: February 11, 2008	By:	/s/ Yermek Kudabayev
Yermek Kudabayev, Chief Executive Officer